                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                              -------------------


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 5)




                           The Princeton Review, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                  742352 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                               December 31, 2006
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]  Rule 13d-1(b)

               [ ]  Rule 13d-1(c)

               [X]  Rule 13d-1(d)

CUSIP No. 742352 10 7             SCHEDULE 13G              Page 2 of 9 Pages



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

        John S. Katzman
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a) [ ]
                                                            (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------

                     5.   SOLE VOTING POWER                 8,755,835*
NUMBER OF       ----------------------------------------------------------------
SHARES
BENEFICIALLY         6.   SHARED VOTING POWER               0
OWNED BY
EACH            ----------------------------------------------------------------
REPORTING
PERSON WITH          7.   SOLE DISPOSITIVE POWER            8,755,835*
--------------------------------------------------------------------------------

                     8.   SHARED DISPOSITIVE POWER          0

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

        8,755,835*
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        31.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------
* Includes 102,160 shares of Common Stock held by Mr. Katzman's spouse. Also includes 717 shares held by Katzman Management, Inc. and 658,848 shares held by Katzman Business Holdings, L.P. Mr. Katzman disclaims ownership of shares not held in his name except to the extent of his pecuniary interest therein.

CUSIP No. 742352 10 7             SCHEDULE 13G              Page 3 of 9 Pages



1.      NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

        JSK Business Holdings, LP
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a) [ ]
                                                            (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

                     5.   SOLE VOTING POWER                 1,500,000
NUMBER OF       ----------------------------------------------------------------
SHARES
BENEFICIALLY         6.   SHARED VOTING POWER               0
OWNED BY
EACH            ----------------------------------------------------------------
REPORTING
PERSON WITH          7.   SOLE DISPOSITIVE POWER            1,500,000
--------------------------------------------------------------------------------

                     8.   SHARED DISPOSITIVE POWER          0

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

        1,500,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 742352 10 7             SCHEDULE 13G              Page 4 of 9 Pages


1.      NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

        JSK Management, LLC
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

                     5.   SOLE VOTING POWER                 1,500,000
NUMBER OF       ----------------------------------------------------------------
SHARES
BENEFICIALLY         6.   SHARED VOTING POWER               0
OWNED BY
EACH            ----------------------------------------------------------------
REPORTING
PERSON WITH          7.   SOLE DISPOSITIVE POWER            1,500,000
--------------------------------------------------------------------------------

                     8.   SHARED DISPOSITIVE POWER          0

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

        1,500,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

CUSIP No. 742352 10 7             SCHEDULE 13G              Page 5 of 9 Pages



     This Amendment No. 5 to Schedule 13G, relating to the common stock, par value $.01 per share (the "Common Stock"), issued by The Princeton Review, Inc., a Delaware corporation (the "Issuer"), is being filed by and on behalf of John
S. Katzman ("Katzman"), JSK Business Holdings, LP ("JSK Business Holdings") and JSK Management, LLC ("Management LLC"). Management LLC, of which Katzman is the sole member, is the general partner of JSK Business Holdings. The sole limited partner of JSK Business Holdings is a grantor retained annuity trust established by Katzman with Katzman's family members as beneficiaries. Katzman is the sole director and sole stockholder of Katzman Management, Inc. ("Management"). Management is the general partner of Katzman Business Holdings, L.P. ("Business Holdings"). The sole limited partner of Business Holdings is a grantor retained annuity trust established by Katzman with Katzman's family members as beneficiaries.

Item 1(a).      Name of Issuer:

                The Princeton Review, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                2315 Broadway
                New York, NY  10024

Item 2(a).      Name of Person Filing:

                John S. Katzman
                JSK Business Holdings, LP
                JSK Management, LLC

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                2315 Broadway
                New York, NY  10024

Item 2(c).      Citizenship:

                Katzman is a citizen of the United States. JSK Business Holdings is a Delaware limited partnership. Management LLC is a Delaware limited liability company.

Item 2(d).      Title of Class of Securities:

                Common Stock, $.01 per share

Item 2(e).      CUSIP Number:

                742352 10 7

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        (a)     [ ] Broker or dealer registered under Section 15 of the
                    Exchange Act.
        (b)     [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
        (c)     [ ] Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.

CUSIP No. 742352 10 7             SCHEDULE 13G              Page 6 of 9 Pages



        (d)    [ ]  Investment company as defined in Section 8 of the
                    Investment Company Act.
        (e)    [ ]  An investment adviser in accordance with
                    Rule 13d-1(b)(1)(ii)(E).
        (f)    [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
        (g)    [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
        (h)    [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.
        (i)    [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
        (j)    [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               N/A

Item 4.        Ownership:

        (a)    Amount beneficially owned:

               Katzman                                            8,755,835*
               JSK Business Holdings                              1,500,000
               Management LLC                                     1,500,000

        (b)    Percent of class:

               Katzman                                               31.7*%
               JSK Business Holdings                                   5.4%
               Management LLC                                          5.4%

        (c)    Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:

               Katzman                                            8,755,835*
               JSK Business Holdings                              1,500,000
               Management LLC                                     1,500,000

               (ii)  Shared power to vote or to direct the vote:  0

               (iii) Sole power to dispose or to direct the disposition of:

               Katzman                                               31.7*%
               JSK Business Holdings                                   5.4%
               Management LLC                                          5.4%

               (iv)  Shared power to dispose or to direct the
                     disposition of:                                      0

-------------------------
*    Includes 102,160 shares of Common Stock held by
     Mr. Katzman's spouse. also includes 717 shares held by Katzman Management, Inc. and 658,848 shares held by Katzman Business Holdings, L.P. Mr. Katzman disclaims ownership of shares not held in his name except to the extent of his pecuniuary interest therein.

CUSIP No. 742352 10 7             SCHEDULE 13G              Page 7 of 9 Pages



Item 5.                 Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

        N/A

Item 6.                 Ownership of More than Five Percent on Behalf of Another
                        Person:

        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

        N/A


Item 8.                 Identification and Classification of Members of the
                        Group:

        N/A

Item 9.                 Notice of Dissolution of Group:

        N/A

Item 10.                Certifications:

        N/A

CUSIP No. 742352 10 7             SCHEDULE 13G              Page 8 of 9 Pages



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  January 26, 2007                          /s/ John Katzman
                                             -------------------------------
                                                      John S. Katzman



                                             JSK BUSINESS HOLDINGS, LP

                                             By:     JSK MANAGEMENT, LLC
                                                     its general partner

Dated:  January 26, 2007                             By   /s/ John Katzman
                                                       ---------------------
                                                       Name:  John S. Katzman
                                                       Title:  Member



                                             JSK MANAGEMENT, LLC


Dated:  January 26, 2007                     By   /s/ John Katzman
                                               ------------------------------
                                               Name:  John S. Katzman
                                               Title:  Member

CUSIP No. 742352 10 7             SCHEDULE 13G              Page 9 of 9 Pages


                                    EXHIBIT
                                    -------


                           AGREEMENT OF JOINT FILING

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby consents to the joint filing on their behalf of a single Schedule 13G and any amendments thereto, with respect to the ownership by each of the undersigned of shares of common stock of The Princeton Review, Inc. Each of the undersigned hereby further agrees that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.





Dated:  January 26, 2007                          /s/ John Katzman
                                             -------------------------------
                                                      John S. Katzman



                                             JSK BUSINESS HOLDINGS, LP

                                             By:     JSK MANAGEMENT, LLC
                                                     its general partner

Dated:  January 26, 2007                             By   /s/ John Katzman
                                                       ---------------------
                                                       Name:  John S. Katzman
                                                       Title:  Member



                                             JSK MANAGEMENT, LLC


Dated:  January 26, 2007                     By   /s/ John Katzman
                                               ---------------------
                                               Name:  John S. Katzman
                                               Title:  Member